Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163511

[April 13, 2012]

Precious Metals. Boom or Bubble? PROSHARES ULTRA GOLD (UGL) PROSHARES ULTRASHORT GOLD (GLL) PROSHARES ULTRA SILVER (AGQ) PROSHARES ULTRASHORT SILVER (ZSL) Do you think precious metals will rise or fall? ProShares Ultra and UltraShort precious metal ETFs seek 2x or -2x the daily return of gold or silver bullion1 (before fees and expenses). To learn about these and the rest of ProShares’ innovative array of over 130 alternative ETFs, call 866.296.3820 or visit ProShares.com. 1 As measured by U.S. dollar fixing prices for delivery in London (p.m. price for gold). Each Short or Ultra ProShares ETF seeks a return that is either 3x, 2x, -1x, -2x or -3x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their holdings consistent with their strategies, as frequently as daily. These ETFs are not investment companies regulated under the Investment Company Act of 1940 and are not afforded its protections. Investing in ETFs involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its daily objective. These ETFs use leverage and may invest in financial instruments such as swap agreements, forward contracts, and futures and options, resulting in greater volatility than investments in traditional securities and which may cause large losses. These ETFs are not suitable for all investors. ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.296.3820, or visit ProShares.com. ProShares ETFs are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ sponsor. ©2012 PCM 2012-1734